Meridian Diagnostics, Inc.
                                                     Savings and Investment Plan
                                                                        Plan 001
                                                                EIN:  31-0888197
                                                                  1996 Form 5500


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 11-K


                                  ANNUAL REPORT
                        PURSUANT TO SECTION 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


     [X] ANNUAL REPORT PURSUANT TO SECTION 15(D) OF THE SECURITIES EXCHANGE
         ACT OF 1934

                                       OR

     [ ] TRANSITION  REPORT  PURSUANT  TO  SECTION  15(D) OF THE  SECURITIES
         EXCHANGE ACT OF 1934 (NO FEE REQUIRED)


         For the Fiscal Year                                       Commission
       Ended December 31, 1996                                      File No.
                                                                    0-14902

     A. Full title of the Plan and the address of the Plan, if different from that of the issuer named below:

                           MERIDIAN DIAGNOSTICS, INC.
                           SAVINGS AND INVESTMENT PLAN

     B. Name of issuer of the securities held pursuant to the Plan and the address of its principal executive office:

                           MERIDIAN DIAGNOSTICS, INC.
                              3471 RIVERHILLS DRIVE
                             CINCINNATI, OHIO 45244
                                  (513)271-3700

                           Index to Exhibits at Page 4

                              REQUIRED INFORMATION


     The Meridian Diagnostics, Inc. Savings and Investment Plan (the "Plan"), is subject to the Employee Retirement Income Security Act of 1974.

         Item 4 In lieu of the requirements of Items 1, 2, and 3 of Form 11-K, the following financial statements of the Plan, notes thereto, and Report of Independent Public Accountants thereon are being filed as Exhibit 99 to this report:

         Meridian Diagnostics, Inc. Savings and Investment Plan Financial Statements as of December 31, 1996 and December 31, 1995 together with Auditors' Report.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Advisory Committee has duly caused this annual report to be signed by the undersigned thereunto duly authorized.


                                             MERIDIAN DIAGNOSTICS, INC.
                                             SAVINGS AND INVESTMENT PLAN




Dated: June 26, 1997                          By:   /s/Gerard Blain
                                                  ------------------------------
                                                     Gerard Blain
                                                     Vice President, Secretary
                                                     and Chief Financial Officer

                                INDEX TO EXHIBITS


The following Exhibits are being filed with this Annual Report on Form 11-K:

                                                                 Located at
                                                                Sequentially
     Exhibit                                                    Numbered Page
-------------------------------------------------------------   -------------

       (23)    Consent of Independent Public Accountants              5

       (99)    ADDITIONAL EXHIBIT

               99   Annual Financial Statements of Meridian
                    Diagnostics, Inc. Savings and Investment
                    Plan for the years ended December 31,
                    1996 and 1995...........................     F-1 - F-16